EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:

Vincent C. Klinges

Chief Financial Officer

Logility, Inc.

(404) 264-5477

Logility Reports Fourth Quarter and Fiscal Year 2003 Results

Record Quarterly and Annual Operating Earnings,

Fourth Quarter Increases 218%, Full Year Increases 50%

Atlanta, GA. (June 2, 2003) — Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the fourth quarter and fiscal year ended April 30, 2003.

The fourth quarter total revenues were $7.2 million, with software license fees of $2.6 million, compared to $2.5 million in the same period last year. Services and other revenues were $1.8 million, unchanged from $1.8 million in the same period last year. Maintenance revenues were $2.7 million, compared to $2.9 million in the same period last year. For the fourth quarter, the Company reported operating income of $1.1 million, a record 218% increase compared to operating income of $359,000 for the same period last year and net income of $1.2 million or earnings per diluted share of $0.09, compared to net income of $540,000 or earnings per diluted share of $0.04 for the same period in the prior year.

Total revenues for the twelve months ended April 30, 2003 were $24.8 million, compared to $29.4 million for the same period last year. Software license fees for the twelve months ended April 30, 2003 were $8.0 million, compared to $8.4 million for the same period last year. Services and other revenues were $6.0 million, compared to $9.7 million for the same period last year. Maintenance revenues were $10.9 million, compared to $11.3 million for the same period last year. For the twelve months ended April 30, 2003, the Company reported operating income of $1.7 million, a 50% increase compared to operating income of $1.2 million for the same period last year. For fiscal 2003, the company reported net income of $2.3 million, or earnings per diluted share of $0.17, compared to a net income of $2.1 million or earnings per diluted share of $0.16 for the same period in the prior year.

The overall financial condition of the Company remains strong with cash and investments of approximately $27.0 million and no debt. The Company’s cash and investment position increased sequentially this quarter by approximately $2.0 million, compared to the prior quarter ended January 31, 2003 and increased $4.2 million from April 30, 2002.

“We are pleased with our substantial increase in operating income for the quarter and for fiscal year 2003,” said J. Michael Edenfield, Logility President and Chief Executive Officer. “Logility’s continued profitability is a significant achievement given the general market conditions and global economic uncertainty. Our strong balance sheet, zero debt, solid cash position and overall organizational stability combined with our market-leading collaborative supply chain solutions allow Logility to focus on what we do best – consistently deliver a fast deployment of Logility solutions to drive a rapid return on investment for our customers.”

“Logility helps companies strategize for the best possible investment of materials and resources required to meet market demand and turn that strategy into a workable plan across their operations,” continued Edenfield. “Logility Voyager Solutions facilitate each phase of supply chain management, from demand planning and new product introductions, through sourcing materials and manufacturing, to transporting and selling final product. Businesses can formulate and revise plans based on the real-time status of demand, inventory, manufacturing capacity, and transportation across their supply chains. They can then use that information to synchronize resources, optimize inventory investments, drive costs down and deliver superior customer service.”

Highlights for the fourth quarter of fiscal year 2003 include:

Customers

•	Notable new and existing customers placing orders with Logility in the fourth quarter include: Bell Sports, Columbia Sportswear, Edward Don, Facet Technologies, L’Oreal Professional Products Division of L’Oreal USA, Nestle Purina and Pfizer.

•	Logility announced that Huhtamaki UK, a world leader in consumer packaging, has chosen Logility Voyager Solutions™ in an effort to optimize inventories and increase customer service and revenues through collaborative and synchronized planning and manufacturing processes.

•	Elmhurst College announced that its Center for Business and Economics and noted academic program in supply chain management received a gift valued at $1 million in the form of the Logility Voyager Solutions™ software suite donated by Logility. The gift provides Elmhurst College’s supply chain management students, both graduate and undergraduate, with cutting-edge tools in this rapidly growing discipline.

•	As a result of continued investment in our indirect sales channel development, Logility signed an agreement with SSA Global Technologies™ (SSA GT™), a worldwide provider of enterprise solutions and services, for a minimum net license fee commitment of $1 million to be recognized during Fiscal Year 2004. SSA GT markets and supports the Logility Voyager Solutions™ suite as “BPCS Collaborative Commerce powered by Logility.” The suite is designed to help SSA GT customers establish collaborative supply chain initiatives and more effectively manage supply chain operations through Logility’s best-of-breed collaborative supply chain solutions.

•	Logility hosted the Connections 2003 Powering the Collaborative Supply ChainWebcast Series and Symposium. For eight consecutive weeks, the Connections 2003 interactive webcast series explored business issues and technology solutions that drive measurable results. Logility’s webcast series offered insights into the latest developments in collaborative supply chain optimization through the expertise and insight of successful customers including: Bell Sports, IMC Global, Koret of California a division of Kellwood Company, Mercury Marine, Saks Incorporated, Williamson-Dickie and xpedx. A replay of these webcasts is available at www.logility.com/news/conn_webcasts03.html. The Connections 2003 Symposium consisted of a Collaborative Sales and Operations Planning training session and a full-day seminar, presented by industry experts including representatives from AMR Research, ConAgra Foods, L’Oreal, Pfizer, Tiffany & Co., and Logility who discussed the latest developments in collaborative supply chain optimization to gain greater visibility, drive rapid benefits and achieve a competitive advantage.

Products and Technology

•

Logility introduced Voyager Global Sourcing Management™, a new component of the Logility Voyager Solutions suite designed to improve Brand Owner margins. Voyager Global Sourcing Management gives Brand Owners, such as retailers and manufacturers of private label and branded merchandise, the ability to reduce total supply chain costs, optimize sourcing decisions, extend visibility into offshore production, monitor the movement of goods, and improve the flow of information with supply-side trading partners. In today’s global economy, companies are gaining a competitive advantage by working with suppliers around the world for materials, manufacturing and logistics services to deliver products to market more quickly and cost-effectively. Voyager Global Sourcing Management streamlines and automates the entire strategic sourcing process – from proposal management and product specification package delivery, to bid analysis and supplier performance management, through production management, quality monitoring and supplier shipment tracking.

•	Logility announced the availability of version 6.5 of its Voyager Transportation Planning and Management solution to help companies achieve greater visibility across the supply chain with expanded event management, private freight exchange and performance management capabilities. Recognized as one of the most robust, multi-modal Transportation Management Systems in the industry, the latest release of Voyager Transportation Planning and Management solidifies Logility’s leadership in the transportation marketplace by incorporating exception-driven workflows that can completely automate the shipment planning, shipment management and freight accounting processes.

About Logility

Logility is a leading provider of collaborative solutions to optimize the supply chain. Logility Voyager Solutions enable networks of trading partners including suppliers, manufacturers, distributors and retailers to collaborate, integrate and synchronize their planning, production, warehouse and transportation operations. Logility customers have realized substantial bottom-line results in record time. Logility is proud to serve such customers as ConAgra, Continental Tire North America, Huhtamaki UK, McCormick & Company, Mill’s Pride, Pernod-Ricard, Sigma Aldrich, VF Corporation and xpedx. Logility is a majority owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility call 1-800-762-5207 or visit www.logility.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company’s products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company’s revenues. For further information about risks the Company could experience as well as other information, please refer to the Company’s Form 10-K for the year ended April 30, 2002 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information about risks the Company could face as well as other information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206 INTERNET: www.logility.com or E-mail: ask@logility.com.

Logility Voyager Solutions is a trademark of Logility. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

LOGILITY, INC.

Statements of Operations

(In thousands except per share data)

(Unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	April 30,			April 30,
	2003	2002	Pct Chg.	2003	2002	Pct Chg.
Revenues:
License	$2,647	$2,500	6%	$8,002	$8,445	(5%)
Services & other	1,839	1,789	3%	5,951	9,662	(38%)
Maintenance	2,701	2,855	(5%)	10,884	11,292	(4%)

Total Revenues	7,187	7,144	1%	24,837	29,399	(16%)

Cost of Revenues:
License	1,014	990	2%	3,904	3,886	0%
Services & other	984	1,268	(22%)	3,633	6,436	(44%)
Maintenance	403	511	(21%)	1,793	2,017	(11%)

Total Cost of Revenues	2,401	2,769	(13%)	9,330	12,339	(24%)

Gross Margin	4,786	4,375	9%	15,507	17,060	(9%)

Operating expenses:
Research and development	1,354	1,407	(4%)	5,401	5,698	(5%)
Less: capitalized development	(698)	(767)	(9%)	(2,855)	(2,986)	(4%)
Sales and marketing	2,033	2,465	(18%)	7,690	9,742	(21%)
General and administrative	957	911	5%	3,547	3,456	3%

Total operating expenses	3,646	4,016	(9%)	13,783	15,910	(13%)

Operating income	1,140	359	218%	1,724	1,150	50%

Other income	96	181	(47%)	562	956	(41%)

Income before income taxes	1,236	540	129%	2,286	2,106	9%
Income taxes	—	—	—	—	—	—

Net Income	$1,236	$540	129%	$2,286	$2,106	9%

Earnings per common share—Basic	$0.09	$0.04	125%	$0.17	$0.16	6%

Earnings per common share—Diluted	$0.09	$0.04	125%	$0.17	$0.16	6%

Weighted average common shares
Basic	13,151	13,229		13,185	13,245
Diluted	13,219	13,282		13,201	13,272

Balance Sheet Information (in thousands) (Unaudited)
	April 30,
	2003	2002
Cash and Short & Long term investments	$27,012	$22,812
Accounts Receivable:
Billed	3,112	5,327
Unbilled	2,727	701

Total Accounts Receivable (net)	5,839	6,028
Prepaids & Other	1,043	1,494
Other Assets	8,322	9,479

Total Assets	$42,216	$39,813

Accounts Payable	$52	$324
Other Current Liabilites	3,123	2,858
Deferred Revenues	5,531	4,966
Deferred Tax Liability	2,686	2,882
Stockholders’ equity	30,824	28,783

Total Liabilities & Equity	$42,216	$39,813